787 Seventh Avenue 11th Floor New York, NY 10019 phone 212.301.4000 fax 212.301.4001 www.nfp.com

January 2, 2008

BY EDGAR

Mr. Jim B. Rosenberg

Senior Assistant Chief Accountant

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	National Financial Partners Corp.
Form 10-K for the fiscal year ended December 31, 2006
Form 10-Q for the quarterly period ended September 30, 2007
SEC File No. 001-31781

Dear Mr. Rosenberg:

Reference is made to your letter dated December 21, 2007.

In accordance with the instructions provided by the staff of the U.S. Securities and Exchange Commission, National Financial Partners Corp. acknowledges receipt of the letter and anticipates it will submit a response on or about January 15, 2008.

Please contact the undersigned at (212) 301-4070 should you have any questions.

Very truly yours,
/s/ Mark C. Biderman
____________________________________________
Mark C. Biderman Executive Vice President and Chief Financial Officer